Exhibit 10.2

AMENDED AND RESTATED

SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT is entered into as of November 5, 2012 (the “Effective Date”) by and between Sally Beauty Holdings, Inc., a Delaware corporation (the “Company’), and Gary G. Winterhalter (the “Executive”). This Agreement amends and restates the Severance Agreement between the parties dated as of October 3, 2008.

WHEREAS, the Executive is serving as a key employee of the Company and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the six-month period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

(c)           “Change in Control” means:

(1)           The occurrence of any one or more of the following events:

(A)          The acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that a Change in Control shall not result from an acquisition of Outstanding Company Voting Securities:

(i)            directly from the Company, except as otherwise provided in Section 1(c)(2)(A);

(ii)           by the Company, except as otherwise provided in Section 1(c)(2)(B);

(iii)          by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv)          by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i) and (ii) of Section 1(c)(1)(C) shall be satisfied.

(B)          The cessation for any reason of the members of the Incumbent Board (as such term is defined in Section 1(h)) to constitute at least a majority of the Board.

(C)          Consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation:

(i)            more than 50% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation; and

(ii)           at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation.

(D)          The sale or other disposition of all or substantially all of the assets of the Company other than (x) pursuant to a tax-free spin-off of a subsidiary or other business unit of the Company or (y) to a corporation with respect to which, immediately after such sale or other disposition:

(i)            more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such sale or other disposition; and

(ii)           at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

(E)           Approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

(2)           Notwithstanding the provisions of Section 1(c)(1)(A):

(A)          No acquisition of Outstanding Company Voting Securities shall be subject to the exception from the definition of Change in Control contained in clause (i) of Section 1(c)(1)(A) if such acquisition results from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company; and

(B)          for purposes of clause (ii) of Section 1(c)(1)(A), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of 20% or more of the combined voting power of the Outstanding Company Voting Securities, and such Person shall, after such acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

(d)           “Company” means Sally Beauty Holdings, Inc.

(e)           “Date of Termination” means (1) the effective date on which the Executive’s employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 11 or (2) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.

(f)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)           “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(1)           a material diminution in the Executive’s authority, duties, or responsibilities as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(2)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(3)           a material reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(4)           a material diminution in the budget over which the Executive retains authority;

(5)           a material change in the geographic location at which the Executive must perform services (it being acknowledged that a change of 20 miles or more shall be a material change); or

(6)           any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, any failure by the Company to comply with and satisfy Section 10(b) of this Agreement.

A termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive.

(h)           “Incumbent Board” means those individuals who, as of November 16, 2006, constitute the Board, provided that:

(1)           any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and

(2)           no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board.

(i)            “Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(j)            “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) two years following such Change in Control or (2) the Executive’s death.

2.             Obligations of the Executive. The Executive agrees that in the event of a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason until 90 days following such Change in Control. The Executive further agrees that in the event that any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company during such attempted Change in Control unless an event occurs which would have constituted Good Reason had it occurred following a Change in Control (for purposes of determining whether such an event would have constituted Good Reason had it occurred following a Change in Control, the definition of Good Reason shall be interpreted as if a Change in Control had occurred when such attempted Change in Control became known to the Board). The Executive acknowledges that if he leaves the employ of the Company for any reason prior to a Change in Control, he shall not be entitled to any payment or benefit pursuant to this Agreement.

3.             Payments Upon Termination of Employment.

(a)           If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive’s beneficiary or estate) within 30 days following the Date of Termination (or such later date as may be required by Section 17 hereof), as compensation for services rendered to the Company:

(1)           a cash amount equal to the sum of (i) the Executive’s base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) an amount equal to the Executive’s annual bonus in an amount determined in accordance with the terms of the Company’s annual incentive plan, multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year prior to the Date of Termination and the denominator of which is 365 (which amount, notwithstanding the foregoing, shall be paid when and as bonuses under such plan are ordinarily paid), and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2)           provided that the Company has received a customary release (which release shall extend to all claims against the Company and its affiliates and agents) signed by the Executive and not revoked within the permitted revocation period, a lump sum payment equal to 2.99 times the Executive’s annual base salary at the Date of Termination from the Company and its affiliated companies plus 2.99 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company and its affiliated companies for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the five fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company and its affiliated companies if the Executive shall have been employed by the Company and its affiliated companies for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs.; provided, further, that any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

(b)           In addition to the payments to be made pursuant to Section 3(a) hereof, any stock options or other equity awards granted to the Executive under the Company’s equity compensation plans shall be treated in accordance with the terms of such plan, and the payment of any compensation previously deferred by the Executive (together with any interest and earnings thereon) shall be treated in accordance with the terms of such separate deferral arrangement.

(c)           For a period of 18 months commencing on the Date of Termination (the “Initial Coverage Period”), the Company shall continue to keep in full force and effect all policies of medical, dental accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. On the first day of the month following the expiration of the Initial Coverage Period, the Company shall pay to the Executive a lump sum cash payment equal to (i) the Company’s full monthly cost for Date of Termination Coverage (i.e., excluding the Executive’s cost of such coverage) on the last day of the Initial Coverage Period times (ii) the greater of six or the number of months then remaining until the Executive becomes eligible for Medicare coverage (the “Extended Coverage Period”); provided, however, that if the Extended Converge Period is more than six months, the lump sum payment shall include only the cost of medical and dental insurance (not accident, disability or life insurance) coverage for the period that exceeds six-months.  The Company shall continue the Executive’s eligibility for COBRA-type medical and dental benefits for the Extended Coverage Period.  The Company’s obligation to continue to provide coverage during the Extended Coverage Period shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical and dental insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage, in which case the Executive shall rebate to the Company any unearned portion of the lump sum payment for the Extended Coverage Period.  The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.  Notwithstanding the foregoing: (i) during the period of coverage, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than any life-time coverage limits under the applicable medical plans); (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (iii) the Executive’s rights pursuant to this Section 3(c) shall not be subject to liquidation or exchange for another benefit.

(d)           If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (1) the Executive’s full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid.  The payment of any compensation previously deferred by the Executive (together with any interest and earnings thereon) shall be treated in accordance with the terms of such separate deferral arrangement.

(e)           If during the Termination Period the employment of the Executive shall terminate by reason of the Executive’s voluntary retirement with the prior approval of the Board, then in addition to the benefits and payments provided under Section 3(d), for a period of 18 months commencing on the Date of Termination (the “Initial Coverage Period”), the Company shall continue to keep in full force and effect all policies of medical and dental insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as the Executive and his dependents were participating in such policies as in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. On the first day of the month following the expiration of the Initial Coverage Period, the Company shall pay to the Executive a lump sum cash payment equal to (i) the Company’s full monthly cost for Date of Termination Coverage (i.e., excluding the Executive’s cost of such coverage) on the last day of the Initial Coverage Period times

(ii) the number of months then remaining until the Executive becomes eligible for Medicare coverage (the “Extended Coverage Period”).  The Company shall continue the Executive’s eligibility for COBRA-type medical and dental benefits for the Extended Coverage Period.  The Company’s obligation to continue to provide benefits during the Initial Coverage Period or any cash payment thereafter shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage, in which case the Executive shall rebate to the Company any unearned portion of the lump sum payment for the Extended Coverage Period.  The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law. Notwithstanding the foregoing: (i) during the period of coverage, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than any life-time coverage limits under the applicable medical plans); (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (iii) the Executive’s rights pursuant to this Section 3(e) shall not be subject to liquidation or exchange for another benefit.

4.             Limitations on Payments by the Company. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Code, of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable to the Company upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and the Company such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.

5.             Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6.             Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime rate from time to time in effect, as published under “Money Rates” in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that, the Executive shall be required to reimburse the Company for all sums advanced to the Executive pursuant to this Section 6 unless he shall have prevailed with respect to one or more material claim in such contest or dispute. The amount reimbursable by the Company under this Section 6 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of the Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  The Executive’s rights pursuant to this Section 6 shall expire at the end of ten years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.

7.             Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

8.             Termination of Agreement.

(a)           This Agreement shall be effective on the Effective Date and shall continue until terminated by the Company as provided in Section 8(b); provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) termination of the Executive’s employment with the Company prior to a Change in Control or (ii) the Executive’s death.

(b)           The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 11; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

9.             Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.

10.          Successors; Binding Agreement.

(a)           This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)           The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 10(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing payment of compensation and benefits to the Executive, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die after a termination of employment during the Termination Period (other than a Nonqualifying Termination) while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

11.          Notice.

(a)           For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to his most recent address as it appears in the records of the Company, and if to the Company, to it at

3001 Colorado Boulevard, Denton, TX 76210, attention of the President, with a copy to the General Counsel or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall not be less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

12.          Full Settlement; Resolution of Dispute. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

13.          Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

14.          Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15.          Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

16.          Miscellaneous. Except as provided in Section 17, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17.          Application of Section 409A.

(a)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable advice and regulations issued thereunder.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (c) below.

(c)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(1)           if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

(2)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d)           Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 30 days after the Executive’s termination of employment, failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes non-exempt deferred compensation, and if such 30-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, the Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(e)           The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(f)            The company shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company defers payments to the Executive pursuant to this Section 17, then the Company shall provide the Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 17.

(signatures on following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the Effective Date.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Matthew O Haltom
Matthew O. Haltom SVP, General Counsel and Secretary

EXECUTIVE:

By:	/s/ Gary G. Winterhalter
Gary G. Winterhalter